Exhibit 99.(e)

COMMON STOCK DISTRIBUTION AGREEMENT

AGREEMENT (the “Agreement”) made as of [ ], by and between POPULAR U.S. GOVERNMENT MONEY MARKET FUND, LLC, a Puerto Rico limited liability company (the “Fund”), and POPULAR SECURITIES LLC, a limited liability company organized under the laws of, and having its principal office and place of business in, the Commonwealth of Puerto Rico (the “Distributor”).

W I T N E S S E T H:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “Investment Company Act”), as an open-end management investment company and it is in the interest of the Fund to offer its shares of common stock for sale continuously;

WHEREAS, the Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through other securities dealers; and

WHEREAS, the Fund and the Distributor wish to enter into an agreement with each other with respect to the continuous offering of the shares of common stock of the Fund.

NOW, THEREFORE, the parties agree as follows:

Section 1.      Appointment of the Distributor. The Fund hereby appoints the Distributor as the principal underwriter and distributor of the Fund to solicit orders and sell shares of Class A Withholding (the “Class A Withholding Common Stock”), Class A Non-Withholding common stock (the “Class A Non-Withholding Common Stock”), the Class I Institutional Withholding (the “Class I Withholding Common Stock”) and the Class I Institutional Non-Withholding common stock (the “Class I Non-Withholding Common Stock” and, together with the Class A Withholding Common Stock, the Class A Non-Withholding Common Stock and the Class I Withholding-Common Stock, the “Common Stock”) of the Fund and to hold itself available to receive orders for the purchase of shares of Common Stock of the Fund, to individuals and to persons (including legal entities such as corporations, limited liability companies and partnerships) and hereby agrees during the term of this Agreement to sell shares of Common Stock of the Fund to the Distributor upon the terms and conditions herein set forth.

Section 2.      Exclusive Nature of Duties. The Distributor shall be the exclusive representative of the Fund to act as principal underwriter and distributor of the shares of Common Stock of the Fund, except that:

(a)            The exclusive right granted to the Distributor to purchase shares of Common Stock from the Fund shall not apply to common stock issued in connection with the merger or consolidation of any other investment company or personal holding company with the Fund or the acquisition by purchase or otherwise of all (or substantially all) the assets or the outstanding common stock of any such company by the Fund.

(b)            Such exclusive right also shall not apply to shares of Common Stock issued by the Fund pursuant to reinvestment of dividends or capital gains distributions.

(c)            Such exclusive right also shall not apply to shares of Common Stock issued by the Fund pursuant to any conversion, exchange or reinstatement privilege afforded redeeming shareholders, any shares of preferred stock issued by the Fund or to any other common stock as shall be agreed between the Fund and the Distributor from time to time.

Section 3.      Purchase of Common Stock from the Fund.

(a)            After the Fund commences operations, the Fund will commence an offering of its Common Stock, and thereafter the Distributor shall have the right to buy from the Fund the Common Stock needed, but not more than the Common Stock needed (except for clerical errors in transmission) to fill unconditional orders for Common Stock of the Fund placed with the Distributor by eligible investors or securities dealers. Investors eligible to purchase Common Stock shall be those persons so identified in the currently effective prospectus of the Fund (the “Prospectus”) under the Investment Company Act, relating to such Common Stock. The price which the Distributor shall pay for the Common Stock so purchased from the Fund shall be the net asset value, determined as set forth in Section 3(d) hereof, used in determining the public offering price on which such orders were based. Purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.

(b)            The Common Stock is to be resold by the Distributor to investors at the applicable public offering price, as set forth in Section 3(c) hereof, or to securities dealers having agreements with the Distributor upon the terms and conditions set forth in Section 7 hereof.

(c)            The public offering price(s) of the Common Stock, i.e., the price per share at which the Distributor or Selected Dealers, as defined in Section 7 hereof, may sell the Common Stock shall be the public offering price as set forth in the Prospectus. If the public offering price does not equal an even cent, the public offering price may be adjusted to the nearest cent. All payments to the Fund hereunder shall be made in the manner set forth in Section 3(f).

(d)            The net asset value per share of Common Stock of the Fund shall be determined by the administrator of the Fund on a daily basis as of the close of trading on each business day, as set forth in the Prospectus and the guidelines adopted by the Board of Directors of the Fund (the "Board"). If any date on which the net asset value is to be determined is not a business day, the net asset value shall be determined on the next succeeding business day, as described in the Prospectus.

(e)            The Fund shall have the right to suspend the sale of its Common Stock at times when redemption is suspended pursuant to the conditions set forth in Section 4(b) hereof. The Fund shall also have the right to suspend the sale of its shares of Common Stock if trading in the securities markets shall have been suspended, if a banking moratorium shall have been declared by United States Federal or Puerto Rico authorities, or if there shall have been some other event, which, in the judgment of the Fund, makes it impracticable or inadvisable to sell the Common Stock.

(f)            The Fund, or any agent of the Fund designated in writing by the Fund, shall be promptly advised of all purchase orders for shares of Common Stock received by the Distributor. Any order may be rejected by the Fund; provided, however, that the Fund will not arbitrarily or without reasonable cause refuse to accept or confirm orders for the purchase of shares of its Common Stock. The Fund (or its agent) will confirm orders upon their receipt, will make appropriate book entries and, upon receipt by the Fund (or its agent) of payment therefor, will deliver deposit receipts for shares pursuant to the instructions of the Distributor. The Fund will not issue certificates representing shares of its Common Stock unless requested in writing by a Shareholder. If such request is transmitted through the Distributor, the Fund will cause certificates evidencing the shares owned to be issued in such names and denominations as the Distributor shall from time to time direct. Payment shall be made to the Fund in New York Clearing House or similar next day funds on the date such payment is required to be made under the then current Prospectus. The Distributor agrees to cause such payment and such instructions to be delivered promptly to the Fund (or its agent).

Section 4.      Repurchase or Redemption of Common Stock by the Fund.

(a)            Any of the outstanding shares of Common Stock, may be tendered for redemption on a daily basis on any day on which the NYSE is open for trading, as set forth in the Prospectus, and the Fund agrees to repurchase or redeem the shares so tendered in accordance with the applicable provisions set forth in the Prospectus. The price to be paid to redeem or repurchase the shares of Common Stock shall be equal to the net asset value calculated in accordance with the provisions of Section 3(d) hereof, less any redemption fee(s) or other charge(s), if any, set forth in the Prospectus. All payments by the Fund hereunder shall be made in the manner set forth below.

The Fund shall pay the total amount of the redemption price as defined in the above paragraph pursuant to the instructions of the Distributor in New York Clearing House or similar next day funds on or before the date indicated in the Prospectus subsequent to its having received the notice of redemption in proper form and the shares being redeemed as set forth in the Prospectus. The proceeds of any redemption of shares shall be paid by the Fund as follows: (i) any applicable redemption fee(s) or other charge(s) shall be paid to the Distributor or the Fund, as applicable, and (ii) the balance shall be paid to or for the account of the applicable shareholder, in each case, in accordance with the applicable provisions of the Prospectus.

(b)            The right to redeem shares on a daily basis may be suspended for periods during which trading on the NYSE is restricted or the NYSE is closed or during which the U.S. bond markets are closed (other than for customary weekend and holiday closings) or for any period during which an emergency exists as a result of which disposal of portfolio securities or determination of the net asset value per share of the Fund is not reasonably practicable. The Board also reserves the right to alter its policy of redeeming shares on a daily basis on any business day.

Section 5.              Duties of the Fund.

(a)            The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of the Common Stock of the Fund, and this shall include, upon request by the Distributor, one certified copy of all financial statements prepared for the Fund by independent public accountants. The Fund shall make available to the Distributor such number of copies of the Prospectus as the Distributor shall reasonably request.

(b)            The Fund shall take, or cause to be taken, all necessary action to register the shares of Common Stock under the federal and all applicable state securities laws and to maintain an effective registration statement for such shares of Common Stock in order to permit the sale of shares Common Stock as herein contemplated. The Fund authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of the shares of Common Stock.

(c)            The Fund shall be responsible for qualifying and maintaining the qualification of an appropriate number of its shares of Common Stock for sale under applicable securities laws, including state blue sky laws. Such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. As provided in Section 8(c) hereof, the expense of qualification and maintenance of qualification shall be borne by the Fund. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualification.

(d)            The Fund will furnish, in reasonable quantities upon request by the Distributor, copies of its annual report and any interim reports.

Section 6.             Duties of the Distributor.

(a)            The Distributor shall devote reasonable efforts to effect sales of the Common Stock of the Fund but shall not be obligated to sell any specific number of shares of Common Stock. The services of the Distributor to the Fund hereunder are not to be deemed exclusive and nothing herein contained shall prevent the Distributor from entering into like arrangements with other investment companies so long as the performance of its obligations hereunder is not impaired thereby.

(b)            In selling the shares of Common Stock of the Fund, the Distributor shall be responsible for in all respects duly conforming with the requirements of all laws of Puerto Rico and federal laws of the United States relating to the sale of such securities, including any applicable requirements under the Investment Company Act. Neither the Distributor nor any Selected Dealer (as defined below) nor any other person is authorized by the Fund to give any information or to make any representations, other than those contained in the registration statement of the Fund or the related Prospectus and any sales literature specifically approved by the Fund.

(c)            The Distributor shall adopt and follow procedures, as approved by the officers of the Fund, for the confirmation of sales to investors and Selected Dealers, the collection of amounts payable by investors and Selected Dealers on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the Financial Industry Regulatory Authority, Inc. (“FINRA”), as such requirements may from time to time exist.

(d)            The Distributor shall prepare reports for the Board or Committees of the Board, upon request, showing information concerning expenditures related to this Agreement and the Fund’s Common Stock Distribution Plan, as from time to time, shall be reasonably requested by the Board.

(e)            The Distributor agrees to act under this Agreement exclusively from its branch offices in Puerto Rico.

Section 7.              Selected Dealers Agreements. The Distributor shall have the right to enter into selected dealer agreements with securities dealers of its choice (“Selected Dealers”) for the sale of shares of the Common Stock; provided that the Fund shall approve the forms of agreements with dealers and the dealer compensation set forth therein and that such dealers must have a branch office in Puerto Rico and agree to sell the Common Stock exclusively from such branch office in Puerto Rico. Common Stock sold to Selected Dealers shall be for resale by such dealers at the public offering price(s) set forth in the Prospectus. The form of agreement with Selected Dealers to be used during the subscription period described in Section 3(a) is attached hereto as Exhibit A and the initial form of agreement with Selected Dealers to be used in the continuous offering of the Common Stock of the Fund is attached hereto as Exhibit B.

Section 8.               Payment of Expenses/Compensation of Distributor.

(a)            The Fund shall bear all costs and expenses of the Fund, including fees and disbursements of its counsel and auditors, in connection with the preparation and filing of any required registration statements and/or prospectuses under the Investment Company Act, and all amendments and supplements thereto, and preparing and mailing annual reports, interim reports, if any, and proxy materials to holders of the Common Stock (including but not limited to the expense of setting in type any such registration statements, prospectuses, annual or interim reports or proxy materials).

(b)            After copies of the prospectuses and annual reports and any interim reports have been prepared and set in type by the Fund, the Distributor shall bear the costs and expenses of printing and distributing (by mail or electronically) any copies thereof which are to be used in connection with the offering of Common Stock to Selected Dealers or investors pursuant to this Agreement. The Distributor shall bear the costs and expenses of preparing, printing and distributing any other literature used by the Distributor or furnished by it for use by Selected Dealers in connection with the offering of the Common Stock for sale and any expenses of advertising incurred by the Distributor in connection with such offering. It is understood and agreed that so long as the Fund’s Common Stock Distribution Plan remains in effect, any expenses incurred by the Distributor hereunder in connection with account maintenance activities may be paid from amounts recovered by it from the Fund under such plan.

(c)            The Fund shall bear the cost and expenses of qualification of the Common Stock shares for sale pursuant to Section 5(c) hereof and, if necessary or advisable in connection therewith, of qualifying the Fund as a broker or dealer in Puerto Rico and the cost and expenses payable to the Puerto Rico government for continuing qualification therein until the Fund decides to discontinue such qualification pursuant to Section 5(c) hereof.

(d)            The Fund may from time to time adopt one or more distribution plans pursuant to Rule 12b-1 under the Investment Company Act (each a “12b-1 Plan”). As compensation for services rendered hereunder, the Distributor shall be entitled to receive from the Fund at the rate and under the terms and conditions of the applicable 12b-1 Plan, as the same may be amended from time to time by agreement of the parties hereto. In addition, the Distributor shall be entitled to retain any front-end sales charge imposed upon the sale of Common Stock (and have a right to reallow a portion thereof) as specified in the Fund’s registration statement, subject to applicable disclosure and other requirements. The Distributor may, from time to time, assign to any third party all or any portion of amounts payable to the Distributor under this Agreement.

Section 9.          Indemnification.

The Fund shall indemnify and hold harmless the Distributor and each person, if any, who controls the Distributor against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising by reason of any person acquiring Common Stock, which may be based upon the Investment Company Act, the Puerto Rico Investment Company Act of 2017, as amended, the Puerto Rico Uniform Securities Act, as amended, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or on any other statute or at common law, on the ground that the registration statement or related Prospectus, as from time to time amended and supplemented, or an annual report or any interim reports to shareholders of the Fund, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in connection therewith by or on behalf of the Distributor.. The Fund shall promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or Directors in connection with the issuance or sale of its Common Stock.

The Distributor shall indemnify and hold harmless the Fund, its affiliates, and each of their respective directors, trustees, members, managers, officers, employees, representatives, and any person who controls or previously controlled the Fund against any loss, liability, claim, damage or expense described in the foregoing indemnity contained in subsection (a) of this Section 9, with respect to (i) statements or omissions made in reliance upon, and in conformity with, information furnished to the Fund in writing by or on behalf of the Distributor for use in connection with the registration statement of the Fund or related Prospectus, as from time to time amended and supplemented, or the annual report or any interim reports to holders of the Common Stock of the Fund, marketing materials or other information filed or made public by the Fund;(ii) the Distributor’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; or (iii) the Distributor’s failure to comply in all material respects with any applicable securities laws or regulations. In case any action shall be brought against the Fund or any person so indemnified, in respect of which indemnity may be sought against the Distributor, the Distributor shall have the rights and duties given to the Fund, and the Fund and each person so indemnified shall have the rights and duties given to the Distributor by the provisions of subsection (a) of this Section 9. No person shall be obligated to provide indemnification under this Section 9 if such indemnification would be impermissible under the Investment Company Act, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 9 to the maximum extent so permissible.

In no case (i) is the indemnification provided by an indemnifying party, pursuant to this Section 9, to be deemed to protect against any liability the indemnified party would otherwise be subject to by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the indemnifying party to be liable under this Section with respect to any claim made against any indemnified party unless the indemnified party notifies the indemnifying party in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of service on any designated agent).

Failure by the indemnified party to notify the indemnifying party of any claim shall not relieve the indemnifying party from any liability that it may have to the indemnified party against whom such action is brought, on account of this Section, unless failure or delay to so notify the indemnifying party prejudices the indemnifying party’s ability to defend against such claim. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the indemnifying party elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party. In the event that indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by them. If the indemnifying party does not elect to assume the defense of any suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by them.

No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of this Section 9 above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

Section 10.      Duration and Termination of this Agreement. This Agreement shall become effective as of the date first above written and shall remain in force for two years from the above written date and, thereafter, for successive periods of twelve (12) months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Directors who are not parties to this Agreement or “interested persons” of any such party (the “Independent Directors”), cast in person (or otherwise, as consistent with applicable laws, regulations and related guidance and relief) at a meeting called for the purpose of voting on such action or by vote of a “majority of the outstanding voting securities” of the Fund , and (ii) by the Board or (iii) by vote of a “majority of the outstanding voting securities” of the Fund.

Notwithstanding the foregoing, this Agreement may be terminated at any time without the payment of any penalty, by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice to the Distributor or by the Distributor, at any time, without the payment of any penalty, on sixty days’ written notice to the Fund. This Contract will automatically terminate in the event of its assignment. (As used in this Contract, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms have in the Investment Company Act.)

Section 11.      Amendments of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved in writing by the Fund and the Distributor. This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Directors or by the vote of a majority of outstanding voting securities of the Fund and (ii) by the vote of a majority of those Directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

Section 12.      Anti-Money Laundering Compliance. The Distributor represents and warrants that it (a) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; (b) will notify the Fund promptly if an inspection by the appropriate regulatory authorities of the AML Program identifies a material deficiency; and (c) will promptly remedy any material deficiency regarding the AML Program of which it learns.

Section 13.      Confidentiality. The Fund and Distributor may receive from each other information, or access to information, about the shareholders generally and specifically (collectively, “Shareholder Information”) including, but not limited to, nonpublic personal information such as a shareholder’s name, address, telephone number, account relationships, account balances and account histories. The Fund and the Distributor agree, on behalf of their respective agents and employees that all information, including Shareholder Information, obtained pursuant to this Agreement shall be considered confidential information. Except as permitted by law or required by order of a court or governmental authority, including by any self-regulatory organization, having jurisdiction over the parties, none of the parties shall disclose Shareholder Information to any other person or entity or use such confidential information other than to carry out the purposes of this Agreement, including, among other uses, its use under applicable provisions of the SEC’s Regulation S-P in the ordinary course of carrying out the purposes of this Agreement.

Section 14.      Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the Commonwealth of Puerto Rico conflict with the applicable provisions of the federal securities acts, including the Investment Company Act, the latter shall control.

Section 15.      Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 16.      Notices. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party’s principal place of business, or to such other address as either party may designate in writing mailed to the other in accordance with this paragraph.

Section 17.      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

POPULAR U.S. GOVERNMENT MONEY MARKET FUND, LLC

By	:
Name	:	Angel Rivera García
Title	:	President

POPULAR SECURITIES LLC

By	:
Name	:	Jaime Toro Lavergne
Title	:	President

EXHIBIT A

POPULAR U.S. GOVERNMENT MONEY MARKET FUND, LLC

COMMON STOCK

SELECTED DEALER AGREEMENT

Gentlemen:

Popular Securities LLC (the “Distributor”) has an agreement with Popular U.S. Government Money Market Fund, LLC, a Puerto Rico limited liability company (the “Fund”), pursuant to which it acts as the distributor for the sale of shares of Class A Withholding common stock, par value $0.00 per share (the “Class A Withholding Common Stock”), Class A Non-Withholding common stock, par value $0.00 per share (the “Class A Non-Withholding Common Stock”), Class I Institutional Withholding stock, par value $0.00 per share (the “Class I Institutional Withholding Common Stock”) and Class I Institutional Non-Withholding common stock, par value $0.00 per share (the “Class I Institutional Non-Withholding Common Stock” and, together with the Class A Withholding Common Stock, the Class A Non-Withholding Common Stock and the Class I Institutional Withholding Common Stock, the “Common Stock”) of the Fund and as such has the right to distribute said Common Stock of the Fund for resale. The Fund is a government money market investment company registered under the Investment Company Act. The Common Stock and certain of the terms on which it is being offered are more fully described in the accompanying prospectus of the Fund (the “Prospectus”). You have received a copy of the Common Stock Distribution Agreement (the “Distribution Agreement”) between yourself and the Fund and reference is made herein to certain provisions of such Distribution Agreement. Subject to the foregoing, as principal, we offer to sell to you, as a member of the Selected Dealers Group, Common Stock of the Fund upon the following terms and conditions:

1.            Subject to the provisions of such Section and the conditions contained herein, we will sell to you on the third (3rd) day that both the New York Stock Exchange is open for trading and banks in the Commonwealth of Puerto Rico are open for business following the termination of the subscription period, or such other date as we may advise (the “Closing Date”), such number of shares of Common Stock as to which you have placed orders with us not later than 5:00 P.M. on the date that is three (3) Business Dyas prior to the Closing Date.

2.            In all sales of Common Stock you shall act as dealer for your own account and in no transaction shall you have any authority to act as agent for the Fund, for us or for any other member of the Selected Dealers Group.

3.            Orders received from you will be accepted through us only at the public offering price applicable to each order, as set forth in the current Prospectus. The procedure relating to the handling of orders shall be subject to Section 5 hereof and instructions which we or the Fund shall forward from time to time to you. All orders are subject to acceptance or rejection by the Distributor or the Fund in the sole discretion of either. The minimum initial and subsequent purchase requirements, if any, are as set forth in the current Prospectus.

4.            You shall not place orders for any of the Common Stock unless you have already received purchase orders for such Common Stock at the applicable public offering prices and subject to the terms hereof and of the Distribution Agreement. You agree that you will not offer or sell any of the Common Stock except as will result in compliance with the applicable Puerto Rico and United States Federal securities laws, including, but not limited to the Investment Company Act of 1940, as amended, and that in connection with sales and offers to sell Common Stock you will make available to each person to whom any such sale or offer is made a copy of the Prospectus (as then amended or supplemented) and will not furnish to any person any information relating to the Common Stock of the Fund which is inconsistent in any respect with the information contained in the Prospectus (as then amended or supplemented) or cause any advertisement to be published in any newspaper or posted in any public place without our consent and the consent of the Fund.

5.            As a Selected Dealer, you are hereby authorized (i) to place orders with the Fund via the account established with the National Securities Clearing Corporation (“NSCC”) for such purposes, for Common Stock of the Fund to be resold by us to you subject to the applicable terms and conditions governing the placement of orders by us set forth in Section 3 of the Distribution Agreement and subject to the compensation provisions of Section 3 hereof and (ii) to tender Common Stock directly to the Fund or its agent for redemption subject to the applicable terms and conditions set forth in Section 4 of the Distribution Agreement.

6.            No person is authorized to make any representations concerning the Common Stock of the Fund except those contained in the current Prospectus and in such information subsequently issued by us or the Fund and delivered by hard copy or electronically as information supplemental to such Prospectus. In purchasing Common Stock through us you shall rely solely on the representations contained in the Prospectus and the supplemental information above-mentioned. Any printed information which we furnish you other than the Prospectus, periodic reports and proxy solicitation material is our sole responsibility and not the responsibility of the Fund, and you agree that the Fund shall have no liability or responsibility to you in these respects unless expressly assumed in connection therewith.

7.            You agree to deliver to each of the purchasers making purchases from you a copy of the then current Prospectus at or prior to the time of offering or sale and you agree thereafter, to the extent we deliver them to you for delivery (in either hard copy or electronic format) to beneficial owners, to deliver to such purchasers copies of the annual reports, any interim reports and proxy solicitation materials of the Fund. Additional copies of the Prospectus, annual reports, any interim reports and proxy solicitation materials of the Fund will be supplied to you in reasonable quantities upon request.

8.            We reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of the Common Stock entirely or to certain persons or entities specified by us. Each party hereto has the right to cancel this agreement upon notice to the other party.

9.            We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the continuous offering. We shall be under no liability to you except for lack of good faith or for our gross negligence or willful misconduct and for obligations expressly assumed by us herein. Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not in any way whatsoever constitute, a waiver by you of compliance with any provision of the Investment Company Act the Securities Exchange Act of 1934, as amended or the Securities and Exchange Commission, respectively, issued thereunder.

10.            The Distributor shall indemnify, defend and protect you and each of your directors, officers, employees, shareholders, agents and affiliates and hold you and each your directors, officers, employees, shareholders, agents and affiliates harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees and expenses of any nature (“Losses”) it or they incur arising out of: (i) any material inaccuracy or material omission in any Prospectus, registration statement, annual report, proxy statement or other publicly disseminated material of the Fund, or any advertising or promotional material generated by the Fund or the Distributor or based on information published or generated by the Distributor or the Fund or affiliate of the Fund; (ii) any material breach by the Distributor of any representation, warranty, covenant or agreement contained in this Agreement (except to the extent such Losses result from your material breach of this Agreement, willful misconduct, or gross negligence); or (iii) any action taken or omitted to be taken by the Fund or the Distributor pursuant to this Agreement (except to the extent such Losses result from your material breach of this Agreement, willful misconduct, or gross negligence).

You shall indemnify, defend and protect the Distributor, the Fund, each trust or corporation of which the Fund is a series and each of their respective directors, trustees, controlling persons, officers, employees, and agents, and hold the Fund, the Distributor, each such trust or corporation, and each such director, trustee, controlling person, officer, employee and agent harmless from and against any and all Losses it or they incur arising out of: (i) any material inaccuracy or material omission in any advertising or promotional material generated by you that is not accurately derived from (a) the Prospectus, registration statement, annual report, proxy statement or other publicly disseminated material of any Fund provided to you, or (b) any advertising or promotional material generated by the Fund or the Distributor and provided to you, or (c) information published or generated by the Distributor or the Fund or any affiliate of the Fund and provided to you; (ii) any material breach by you of any representation, warranty, covenant or agreement contained in this Agreement (except to the extent such Losses result from the Fund’s or the Distributor’s material breach of this Agreement, willful misconduct, or gross negligence); or (iii) any action taken or omitted to be taken by you pursuant to this Agreement (except to the extent such Losses result from the Fund’s or the Distributor’s material breach of this Agreement, willful misconduct, or gross negligence).

Neither party hereto shall be liable for any special, consequential or incidental damages.

11.            “Confidential Information” under this Agreement shall include Non-Public Personal Information (“NPI”) as that term is defined in Title V of the Gramm-Leach-Bliley Act of 1999 (“GLBA”), 17 CFR 248.3(t)(1) and any successor federal rules and regulations or statutes thereunder, all as may be amended or supplemented from time to time and as they may relate to MSDW’s or its affiliates’ “Consumers” (as defined under GLBA). The Distributor shall, and shall cause its representatives to, keep NPI confidential. The Distributor shall use NPI only as necessary for the specific purpose for which the NPI was disclosed to the Distributor. The Distributor shall not disclose nor otherwise use any NPI provided to it by you other than to carry out the purposes of this agreement or the purposes permitted under the exceptions specified in 17 CFR 248.14 and 248.15. The Distributor represents, warrants and covenants that it is and will be a qualified nonaffiliated third party and shall adhere to the standards required for a “Service Provider” as this term is described in Section 502 of GLBA and 17 CFR 248.13(a)(ii) for the purpose of the exceptions to “Opt Out” and “Initial Notice and Opt Out” requirements under GLBA.

12.            You represent that you are a member of the Financial Industry Regulatory Authority (“FINRA”) with a branch office in Puerto Rico, and we both agree to abide by the Rules of Fair Practice of said Association. Distributor represents that it is a duly organized, validly existing Puerto Rico limited liability company authorized to do the business described in this Agreement in Puerto Rico and that it is a FINRA member.

13.            You agree that you have policies, procedures and internal controls in place to assure compliance with applicable federal and local anti-money laundering laws and regulations, including those imposed by the USA Patriot Act. You hereby agree to provide us with a certification corroborating the existence of your anti-money laundering program upon request, and agree to grant access to your anti-money laundering policies and records to the federal and local regulatory authorities having jurisdiction over Popular Securities and the Fund.

14.            All communications to us should be sent to the address below. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

15.            You agree that this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico.

16.         Your first order placed pursuant to this Agreement for the purchase of Common Stock of the Fund will represent your acceptance of this Agreement.

POPULAR SECURITIES LLC

By:
Name:
Title:

Please return one signed copy of this Agreement to:

POPULAR SECURITIES LLC

Twelfth Floor

Banco Popular Center

208 Ponce de Leon Avenue

San Juan, Puerto Rico 00918

Accepted:

Firm Name:
By:
Address:
Date:

EXHIBIT B

POPULAR U.S. GOVERNMENT MONEY MARKET FUND, LLC

COMMON STOCK

SELECTED DEALERS AGREEMENT

Gentlemen:

Popular Securities LLC (the “Distributor”) has an agreement with Popular U.S. Government Money Markey Fund, LLC, a Puerto Rico limited liability company (the “Fund”), pursuant to which it acts as the distributor for the sale of shares of Class A Withholding common stock, par value $0.00 per share (the “Class A Withholding Common Stock”), Class A Non-Withholding common stock, par value $0.00 per share (the “Class A Non-Withholding Common Stock”), Class I Institutional Withholding stock, par value $0.00 per share (the “Class I Institutional Withholding Common Stock”) and Class I Institutional Non-Withholding stock, par value $0.00 per share (the “Class I Institutional Non-Withholding Common Stock” and, together with the Class A Withholding Common Stock, the Class A Non-Withholding Common Stock and the Class I Institutional Withholding Common Stock, the “Common Stock”) of the Fund and as such has the right to distribute said Common Stock of the Fund for resale. The Fund is a government money market investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Such Common Stock and certain of the terms on which it is being offered are more fully described in the accompanying prospectus of the Fund (the “Prospectus”). You have received a copy of the Common Stock Distribution Agreement (the “Distribution Agreement”) between ourselves and the Fund and reference is made herein to certain provisions of such Distribution Agreement. The term “Prospectus” used herein refers to the prospectus on file with the Securities and Exchange Commission which is part of the most recent effective registration statement pursuant to the Investment Company Act. We offer to sell to you, as a member of the Selected Dealers Group, Common Stock of the Fund upon the following terms and conditions:

1.            In all sales of Common Stock you shall act as dealer for your own account and in no transaction shall you have any authority to act as agent for the Fund, for us or for any other member of the Selected Dealers Group.

2.            Orders received from you will be accepted through us only at the public offering price applicable to each order, as set forth in the current Prospectus. The procedure relating to the handling of orders shall be subject to Section 5 hereof and instructions which we or the Fund shall forward from time to time to you. All orders are subject to acceptance or rejection by the Distributor or the Fund in the sole discretion of either. The minimum initial and subsequent purchase requirements are as set forth in the current Prospectus.

3.            You shall not place orders for any of the Common Stock unless you have already received purchase orders for such Common Stock at the applicable public offering prices and subject to the terms hereof and of the Distribution Agreement. You agree that you will not offer or sell any of the Common Stock except under circumstances that will result in compliance with the applicable Puerto Rico and United States Federal securities laws, including, but not limited to the Investment Company Act, and that in connection with sales and offers to sell Common Stock you will make available to each person to whom any such sale or offer is made a copy of the Prospectus (as then amended or supplemented) and will not furnish to any person any information relating to the Common Stock of the Fund which is inconsistent in any respect with the information contained in the Prospectus (as then amended or supplemented) or cause any advertisement to be published in any newspaper or posted in any public place without our consent and the consent of the Fund.

4.            As a Selected Dealer, you are hereby authorized (i) to place orders with the Fund via the account established with the National Securities Clearing Corporation (“NSCC”)for such purpose, Common Stock of the Fund to be resold by us to you subject to the applicable terms and conditions governing the placement of orders by us set forth in Section 3 of the Distribution Agreement and subject to the compensation provisions of Section 3 hereof and (ii) to tender Common Stock directly to the Fund or its agent for redemption subject to the applicable terms and conditions set forth in Section 4 of the Distribution Agreement.

5.            No person is authorized to make any representations concerning the Common Stock of the Fund except those contained in the current Prospectus and in such printed or electronic information subsequently issued by us or the Fund as information supplemental to such Prospectus. In purchasing Common Stock through us you shall rely solely on the representations contained in the Prospectus and the supplemental information above-mentioned. Any printed information which we furnish you other than the Prospectus, periodic reports and proxy solicitation material is our sole responsibility and not the responsibility of the Fund, and you agree that the Fund shall have no liability or responsibility to you in these respects unless expressly assumed in connection therewith.

6.            You agree to deliver to each of the purchasers making purchases from you a copy of the then current Prospectus at or prior to the time of offering or sale and you agree thereafter, to the extent we deliver them to you for delivery (in either hard copy or electronic format) to beneficial owners, to deliver to such purchasers copies of the annual reports, any interim reports and proxy solicitation materials of the Fund. Additional copies of the Prospectus, annual reports, any interim reports and proxy solicitation materials of the Fund will be supplied to you in reasonable quantities upon request.

7.            We reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of the Common Stock entirely or to certain persons or entities specified by us. Each party hereto has the right to cancel this agreement upon notice to the other party.

8.            We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the continuous offering. We shall be under no liability to you except for lack of good faith or for our gross negligence or willful misconduct and for obligations expressly assumed by us herein. Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not in any way whatsoever constitute, a waiver by you of compliance with any provision of the Investment Company Act, or the Securities Exchange Act of 1934, as amended or the Securities and Exchange Commission, respectively, issued thereunder.

9.            The Distributor shall indemnify, defend and protect you and each of your directors, officers, employees, shareholders, agents and affiliates and hold you and each your directors, officers, employees, shareholders, agents and affiliates harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees and expenses of any nature (“Losses”) it or they incur arising out of: (i) any material inaccuracy or material omission in any Prospectus, registration statement, annual report, proxy statement or other publicly disseminated material of the Fund, or any advertising or promotional material generated by the Fund or the Distributor or based on information published or generated by the Distributor or the Fund or affiliate of the Fund; (ii) any material breach by the Distributor of any representation, warranty, covenant or agreement contained in this Agreement (except to the extent such Losses result from your material breach of this Agreement, willful misconduct, or gross negligence); or (iii) any action taken or omitted to be taken by the Fund or the Distributor pursuant to this Agreement (except to the extent such Losses result from your material breach of this Agreement, willful misconduct, or gross negligence).

You shall indemnify, defend and protect the Distributor, the Fund, each trust or corporation of which the Fund is a series and each of their respective directors, trustees, controlling persons, officers, employees, and agents, and hold the Fund, the Distributor, each such trust or corporation, and each such director, trustee, controlling person, officer, employee and agent harmless from and against any and all Losses it or they incur arising out of: (i) any material inaccuracy or material omission in any advertising or promotional material generated by you that is not accurately derived from (a) the Prospectus, registration statement, annual report, proxy statement or other publicly disseminated material of any Fund provided to you, or (b) any advertising or promotional material generated by the Fund or the Distributor and provided to you, or (c) information published or generated by the Distributor or the Fund or any affiliate of the Fund and provided to you; (ii) any material breach by you of any representation, warranty, covenant or agreement contained in this Agreement (except to the extent such Losses result from the Fund’s or the Distributor’s material breach of this Agreement, willful misconduct, or gross negligence); or (iii) any action taken or omitted to be taken by you pursuant to this Agreement (except to the extent such Losses result from the Fund’s or the Distributor’s material breach of this Agreement, willful misconduct, or gross negligence).

Neither party hereto shall be liable for any special, consequential or incidental damages.

10.            “Confidential Information” under this Agreement shall include Non-Public Personal Information (“NPI”) as that term is defined in Title V of the Gramm-Leach-Bliley Act of 1999 (“GLBA”), 17 CFR 248.3(t)(1) and any successor federal rules and regulations or statutes thereunder, all as may be amended or supplemented from time to time and as they may relate to MSDW’s or its affiliates’ “Consumers” (as defined under GLBA). The Distributor shall, and shall cause its representatives to, keep NPI confidential. The Distributor shall use NPI only as necessary for the specific purpose for which the NPI was disclosed to the Distributor. The Distributor shall not disclose nor otherwise use any NPI provided to it by you other than to carry out the purposes of this agreement or the purposes permitted under the exceptions specified in 17 CFR 248.14 and 248.15. The Distributor represents, warrants and covenants that it is and will be a qualified nonaffiliated third party and shall adhere to the standards required for a “Service Provider” as this term is described in Section 502 of GLBA and 17 CFR 248.13(a)(ii) for the purpose of the exceptions to “Opt Out” and “Initial Notice and Opt Out” requirements under GLBA.

11.            You represent that you are a member of the Financial Industry Regulatory Authority (“FINRA”) with a branch office in Puerto Rico, and we both agree to abide by the Rules of Fair Practice of said Association. Distributor represents that it is a duly organized, validly existing Puerto Rico corporation authorized to do the business described in this Agreement in Puerto Rico and that it is a FINRA member.

12.            You agree that you have policies, procedures and internal controls in place to assure compliance with applicable federal and local anti-money laundering laws and regulations, including those imposed by the USA Patriot Act. You hereby agree to provide us with a certification corroborating the existence of your anti-money laundering program upon request, and agree to grant access to your anti-money laundering policies and records to the federal and local regulatory authorities having jurisdiction over Popular Securities and the Fund.

13.            All communications to us should be sent to the address below. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

14.            You agree that this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico.

15.            Your first order placed pursuant to this Agreement for the purchase of Common Stock of the Fund will represent your acceptance of this Agreement.

POPULAR SECURITIES LLC

By:
Name:
Title:

Please return one signed copy of this Agreement to:

POPULAR SECURITIES LLC

Twelfth Floor

Banco Popular Center

208 Ponce de Leon Avenue

San Juan, Puerto Rico 00918

Accepted:

Firm Name:
By:
Address:
Date:

B - 10